Exhibit 99.1

9 October 2002                            Contact:   Jim Rapp
                                                     Vice President of Marketing
                                                     Paladyne Corp.
                                                     888-773-3501
                                                     x 5010


         FOR IMMEDIATE RELEASE

         PALADYNE ENTERS LETTER OF INTENT FOR SALE OF CONTROLLING INTEREST.

Jacksonville, NC -----Paladyne Corp. (OTC-BB: PLDY) and its major subsidiary, E-COMMERCE SUPPORT CENTERS, INC. (ECOM) announces that they have entered into a Letter of Intent with Market Central, Inc., an entity controlled by Atlanta-based investors William A. Goldstein and Glen H. Hammer. The Letter of Intent provides that Market Central would purchase newly issued Paladyne shares to give it a 70% equity interest in Paladyne. The purchase price for the shares would be payable in a combination of cash, cancellation of loans from Market Central to Paladyne and cancellation of third party indebtedness which is purchased by Paladyne. In addition, Market Central will, upon completion of the definitive stock purchase agreement, use its reasonable efforts to put in place an asset based receivable financing facility to fund the working capital requirements of Paladyne. Market Central has loaned $125,000 to Paladyne, repayable on November 27, 2002, together with interest and secured by the assets of Paladyne and ECOM. The Company is filing a form 8k to report the execution of the Letter of Intent and the Letter of Intent will be an exhibit to that form. The proposed stock purchase is subject to the negotiation and execution of a definitive stock purchase agreement and consummation of a reverse stock split (both to be approved by stockholders at a special meeting), the conversion to common stock of substantially all of Paladyne's outstanding convertible securities, the completion of due diligence review and other customary closing conditions.

ECOM, is an outsource provider of telemarketing and customer support with a suite of CRM (Customer Relationship Management) services that maximize the effectiveness of customer support and contact through the intelligent use of customer data. Its clients include Lowe's Home Improvement Warehouses, SurePay (a First Data Company), Aramark, Crescent-Friedman Jewelers, cable companies Cox and Time-Warner, Earthlink and a number of other ISPs.

Market Central Inc.'s principles, Glen H. Hammer and William A. Goldstein, each have a history of entrepreneurism and corporate governance. Glen Hammer has proven his expertise in increasing shareholder value while building several successful national and international organizations. Recently one of his IPO's was purchased by a NYSE company thereby enriching many of the participants. Currently Mr. Hammer controls several companies involved in Insurance, Warranty Administration and Real Estate Development.

William Goldstein is the founder and current Chairman and CEO of J&C Nationwide, Inc., a leading medical staffing company, based in Atlanta, Georgia. Mr. Goldstein has also founded and acted as Chairman for several start up ventures in a variety of industries, including technology and other service businesses.

"We are firm believers that the telemarketing industry will continue to become an increasingly critical part of the sales and marketing process for many businesses. This includes current users and a wide variety of other businesses that traditionally have not used telemarketing services. We believe Paladyne has a great foundation on which to grow an exciting and profitable company. For this reason we have entered into the Letter of Intent and committed to expending the resources to proceed with our due diligence and the other precursors to this deal," said Mr. Hammer.

This news release may contain forward-looking statements or predictions that involve risks and uncertainties that would cause actual results to differ from those contained in these comments. These "safe harbor" statements are made in accordance with the Private Securities Litigation Reform Act of 1995 and no assurances can be given that the future results such as the future success of CRM, customer support or telemarketing services will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact Jim Rapp, Vice President of Marketing, Paladyne Corp. 888-773-3501, ext. 5010.




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